Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FIRST QUARTER RESULTS

First Quarter 2019 Highlights
•Net sales of $592.2 million in the first quarter, a decrease of 9% year-over-year
•Net income of $34.4 million or $1.38 per diluted share in the first quarter
•Operating profit margin improved 260 bps from the fourth quarter of 2018 to 8.1%
•Content per travel trailer and fifth-wheel increased $187 year-over-year, or 6%, to $3,504 for the twelve months ended March 31, 2019
•Content per motorhome increased $172 year-over-year, or 7%, to $2,500 for the twelve months ended March 31, 2019
•Adjacent Industries OEM sales grew to $169.9 million for the quarter, up 19% year-over-year
•Aftermarket sales grew to $60.4 million for the quarter, up 20% year-over-year
•International sales grew to $33.6 million for the quarter, up 49% year-over-year
•Quarterly dividend of $0.60 per share paid totaling $15.0 million

Elkhart, Indiana - May 7, 2019 - LCI Industries (NYSE: LCII) (“LCI”, or the “Company”), through its wholly-owned subsidiary, Lippert Components, Inc., supplies domestically and internationally, a broad array of engineered components for the leading original equipment manufacturers (“OEMs”) in the recreation and industrial product markets, and the related aftermarkets of those industries, today reported first quarter 2019 results.

“We continue to execute on our diversification strategy, which delivered high double-digit growth in our adjacent markets, aftermarket, and international sales together which now make up 39 percent of our last twelve months sales. This strategy has proven critical in the current decreased volume operating environment in our Recreational Vehicle OEM segment, as it offset wholesale shipments that were down roughly 30 percent during the quarter as dealers continue to normalize inventory levels. We also remain steadfast in our efforts that are bearing fruit to enhance overall operational efficiencies to mitigate higher material costs, as operating margins, while lower year-over-year, outpaced our expectations during the first quarter,” said LCI Industries’ Chief Executive Officer, Jason Lippert. “As we enter the prime retail selling season, we believe that channel inventories will move towards more appropriate levels by the end of the second quarter. In the meantime, we continue to pursue opportunities for content growth, acquisitions, and market share gains, and are confident our strong leadership position in RVs, as well as in our emerging businesses, will drive long-term shareholder value.”

First Quarter 2019 Results

Consolidated net sales for the first quarter of 2019 were $592.2 million, a decline of nine percent from 2018 first quarter net sales of $650.5 million. Net income in the first quarter of 2019 was $34.4 million, or $1.38 per diluted share, compared to net income of $47.3 million, or $1.86 per diluted share, in the first quarter of 2018.

The decrease in year-over-year net sales for the first quarter of 2019 reflects lower RV wholesale shipments as dealers normalize their inventory levels, offset by continued growth in the Company’s Adjacent Industries OEM, aftermarket, and international markets. Net sales from acquisitions completed by the Company over the twelve months ended March 31, 2019, contributed $31.2 million in the first quarter of 2019.

The Company’s content per travel trailer and fifth-wheel RV for the twelve months ended March 31, 2019, increased $187 to $3,504, compared to the twelve months ended March 31, 2018, of $3,317. The Company’s content per motorhome RV for the twelve months ended March 31, 2019, increased $172 to $2,500, compared to the twelve months ended March 31, 2018, of $2,328. The content increases are a result of organic growth, including new product introductions, as well as acquisitions.

April 2019 Results

April 2019 consolidated net sales are approximately $218 million, down 8% from April 2018. Sales continue to be impacted by reduced production rates by the RV OEMs.

Income Taxes

The Company’s effective tax rate was 24 percent for the quarter ended March 31, 2019, higher than the comparable prior year period of 19 percent primarily due to a year over year reduction in the excess tax benefits related to the vesting or exercise of equity-based compensation awards.

Balance Sheet and Other Items

At March 31, 2019, the Company’s cash and cash equivalents balance was $14.3 million, a decrease of $0.6 million from its balance of $14.9 million at the beginning of the year. The Company generated cash flow from operations of $52.6 million and invested $24.4 million in capital expenditures as well as $15.0 million for dividend payments to shareholders for the three months ended March 31, 2019. The Company’s outstanding debt was $286.3 million at March 31, 2019.

Conference Call & Webcast

LCI will host a conference call to discuss its first quarter 2019 earnings on Tuesday, May 7, 2019, at 8:30 a.m. Eastern time, which  may be accessed by dialing (888) 525-0270 for participants in the U.S./Canada or (704) 935-3405 for participants outside the U.S./Canada using the required conference ID 1599587. In addition, an online, real-time webcast, as well as a supplemental earnings presentation can be accessed on the Company’s website, www.lci1.com/investors.

A replay of the conference call will be available for two weeks by dialing (855) 859-2056 and referencing access code 1599587. A replay of the webcast will also be available on LCI’s website until the next quarterly conference call.

About LCI Industries

From over 65 manufacturing and distribution facilities located throughout the United States and in Canada, Ireland, Italy, and the United Kingdom, LCI Industries, through its wholly-owned subsidiary, Lippert Components Inc., supplies, domestically and internationally, a broad array of engineered components for the leading original equipment manufacturers (“OEMs”) in the recreation and industrial product markets, consisting of recreational vehicles (“RVs”) and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio, and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; televisions and sound systems; navigation systems; backup cameras; appliances; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s common stock, and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company’s subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2019	2018	Months
(In thousands, except per share amounts)

Net sales	$592,172	$650,492	$2,417,487
Cost of sales	459,578	509,759	1,905,282
Gross profit	132,594	140,733	512,205
Selling, general and administrative expenses	84,839	80,913	325,482
Operating profit	47,755	59,820	186,723
Interest expense, net	2,507	1,101	7,842
Income before income taxes	45,248	58,719	178,881
Provision for income taxes	10,882	11,383	43,300
Net income	$34,366	$47,336	$135,581

Net income per common share:
Basic	$1.38	$1.88	$5.40
Diluted	$1.38	$1.86	$5.35

Weighted average common shares outstanding:
Basic	24,914	25,149	25,120
Diluted	24,929	25,465	25,350

Depreciation and amortization	$18,449	$15,275	$70,700
Capital expenditures	$24,442	$26,004	$118,265

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2019	2018	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$316,871	$404,957	$1,352,644
Motorhomes	45,000	52,915	179,382
Adjacent Industries OEMs	169,909	142,307	642,191
Total OEM Segment net sales	531,780	600,179	2,174,217
Aftermarket Segment:
Total Aftermarket Segment net sales	60,392	50,313	243,270
Total net sales	$592,172	$650,492	$2,417,487

Operating profit:
OEM Segment	$40,408	$53,940	$153,944
Aftermarket Segment	7,347	5,880	32,779
Total operating profit	$47,755	$59,820	$186,723

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2019	2018
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$14,317	$14,928
Accounts receivable, net of allowances of $2,451 and $1,895 at March 31, 2019 and December 31, 2018, respectively	179,417	121,812
Inventories, net	324,522	340,615
Prepaid expenses and other current assets	34,840	49,296
Total current assets	553,096	526,651
Fixed assets, net	335,049	322,876
Goodwill	178,336	180,168
Other intangible assets, net	171,267	176,342
Operating lease right-of-use assets	65,373	—
Deferred taxes	8,393	10,948
Other assets	31,037	26,908
Total assets	$1,342,551	$1,243,893

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, trade	$89,805	$78,354
Current portion of operating lease obligations	14,801	—
Accrued expenses and other current liabilities	110,605	99,228
Total current liabilities	215,211	177,582
Long-term indebtedness	286,311	293,528
Operating lease obligations	53,455	—
Other long-term liabilities	65,895	66,528
Total liabilities	620,872	537,638
Total stockholders’ equity	721,679	706,255
Total liabilities and stockholders’ equity	$1,342,551	$1,243,893

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2019	2018
(In thousands)
Cash flows from operating activities:
Net income	$34,366	$47,336
Adjustments to reconcile net income to cash flows provided by (used in) operating activities:
Depreciation and amortization	18,449	15,275
Stock-based compensation expense	3,733	5,543
Other non-cash items	611	(1,127)
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(57,753)	(71,073)
Inventories, net	16,052	(17,232)
Prepaid expenses and other assets	10,268	(3,185)
Accounts payable, trade	11,581	8,114
Accrued expenses and other liabilities	15,278	11,246
Net cash flows provided by (used in) operating activities	52,585	(5,103)
Cash flows from investing activities:
Capital expenditures	(24,442)	(26,004)
Acquisitions of businesses, net of cash acquired	—	(138,570)
Proceeds from note receivable	—	155
Other investing activities	61	(35)
Net cash flows used in investing activities	(24,381)	(164,454)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(6,348)	(14,085)
Proceeds from revolving credit facility borrowings	175,660	474,000
Repayments under revolving credit facility borrowings	(182,720)	(297,000)
Payment of dividends	(14,999)	(13,858)
Other financing activities	(157)	(556)
Net cash flows (used in) provided by financing activities	(28,564)	148,501
Effect of exchange rate changes on cash and cash equivalents	(251)	—
Net decrease in cash and cash equivalents	(611)	(21,056)
Cash and cash equivalents at beginning of period	14,928	26,049
Cash and cash equivalents at end of period	$14,317	$4,993

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended
	March 31,			Last Twelve
	2019		2018	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	84.7		116.9	382.8
Motorhome RVs	12.7		17.5	52.8
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	79.5	(2)	81.6	418.6	(2)
Impact on dealer inventories	5.2	(2)	35.3	(35.8)	(2)
Motorhome RVs	9.3	(2)	11.9	49.3	(2)

	Twelve Months Ended
	March 31,
	2019		2018
LCI Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$3,504		$3,317
Motorhome RV	$2,500		$2,328

	March 31,			December 31,
	2019		2018	2018
Balance Sheet Data:
Current ratio	2.6		2.6	3.0
Total indebtedness to stockholders’ equity	0.4		0.3	0.4
Days sales in accounts receivable	27.1		23.7	27.7
Inventory turns, based on last twelve months	5.8		7.4	7.5

	2019
Estimated Full Year Data:
Capital expenditures	$ 55 - $ 65 million
Depreciation and amortization	$ 73 - $ 78 million
Stock-based compensation expense	$ 15 - $ 17 million
Annual tax rate	24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) March 2019 retail sales data for RVs has not been published yet, therefore 2019 retail data for RVs includes an estimate for March 2019 retail units. Retail sales data will likely be revised upwards in future months as various states report.